Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@terminix.com

Media:

James Robinson

901.597.7521

James.Robinson@terminix.com

 Terminix Adds New General Counsel and New CIO to Leadership Team

MEMPHIS, TENN. — July 6, 2021  —Terminix Global Holdings, Inc. (NYSE: TMX), a leading provider of residential and commercial pest control, today announced that Deidre Richardson has joined as senior vice president and general counsel, and Joy Wald has joined as senior vice president and chief information officer.

“Deidre and Joy are dynamic and experienced executives,” said Terminix CEO Brett Ponton. “Deidre’s rich and diverse experience with multi-unit businesses and large distributed workforces will help us develop a framework through the Terminix Way where our teammates can be successful. Joy’s operational background and experience with subscription and route-based service delivery, enhances how we orient our technology with our new customer experience platform as an enabler to execute our business strategy.”

Richardson joins Terminix from Chico’s FAS, where she was chief legal and compliance officer and corporate secretary for the publicly traded retailer and operator of the Chico’s, White House Black Market, and Soma brands. Prior to Chico’s FAS, Richardson was lead corporate counsel for Restaurant Brands International, the operator of Burger King, Popeyes and Tim Hortons; and earlier held leadership roles at Michelin North America. Richardson holds a juris doctor degree (JD) and B.A. from Georgetown University and an MBA from Pennsylvania State University.

Wald joins Terminix from G4S Retail Solutions, where she was chief operating officer, managing service delivery for the cash management and forecasting division of the $10B+ integrated security company, G4S. Previously, Wald spent more than a decade with Tyco and ADT, where she held leadership positions within several of Tyco’s organizations, including CIO for Tyco Integrated Security, North America, led Strategy and M&A for ADT after the spin-off from Tyco International, and later served as VP of Customer Care for ADT. Wald holds a B.S. in Industrial Systems Engineering, summa cum laude, from the Georgia Institute of Technology.

“We are committed to being the preferred pest management provider in the eyes of our customers, teammates and the neighborhoods and communities we serve,” said Ponton. “That starts with talent and leaders who value the principles of servant leadership and are committed to helping us continue to build a service-oriented culture at Terminix.”

About Terminix

Terminix Global Holdings (NYSE: TMX) is a leading provider of residential and commercial pest control. The Company provides pest management services and protection against termites, mosquitoes, rodents and other pests. Headquartered in Memphis, Tenn., with more than 11,500 teammates and 2.9 million customers in 24 countries and territories, the Company visits more than 50,000 homes and businesses every day. To learn more about Terminix, visit Terminix.com,  or LinkedIn.com/company/terminix.